UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. [--] )

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LANTRONIX, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANTRONIX, INC.
167 TECHNOLOGY DRIVE
IRVINE, CALIFORNIA 92618

December 1, 2010
Dear Stockholder:

Lantronix, Inc. (the “Company”) and TL Investment GmbH (together with any affiliate thereof, “TLI”) have reached a settlement in the proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company and TLI have determined that they can best serve the Company’s stockholders by resolving this proxy contest and seeking to work together in a productive manner.

The settlement agreement, which is described in the accompanying Supplement to the Company’s Proxy Statement, will enable the Board of Directors and management to continue to focus on growing stockholder value and providing superior returns to all of the Company’s stockholders.  As part of the settlement, the Company has agreed to include Bernhard Bruscha and Hoshi Printer or their respective replacements (each, a “TLI Nominee”) in the Company’s slate of the following seven nominees for election to the Board at the Annual Meeting:  Bernhard Bruscha, Jerry D. Chase, Hoshi Printer, John R. Rehfeld, Larry Sanders, Howard T. Slayen and Thomas M. Wittenschlaeger.

We are pleased to be using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet.  We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources.  On or around November 5, 2010, we mailed our stockholders a notice containing instructions on how to access our 2010 Proxy Statement (the “Proxy Statement”) and Annual Report on Form 10-K (“Form 10-K”) and vote online.  The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of Annual Meeting, Proxy Statement and WHITE proxy card.  If you received your Annual Meeting materials by mail, the notice of Annual Meeting, Proxy Statement and WHITE proxy card were enclosed.  If you received only a Notice of Availability of Proxy Materials in the mail or via e-mail, and if you have previously consented to receiving all materials via e-mail, such Notice contained voting instructions and links to the Annual Report and the Proxy Statement on the Internet, which are both available at www.proxyvote.com.

In light of the settlement agreement, the Board of Directors and TLI join in supporting the revised slate of nominees and urge you to elect the nominees by voting on the enclosed BLUE proxy card.  The Company and TLI request that you NOT vote on the WHITE proxy card previously supplied by the Company (the GOLD proxy card was not circulated by TLI and no GOLD proxy cards will be honored).  If you have already voted on a proxy card previously supplied by the Company, we request that you SUBMIT A NEW VOTE USING THE ENCLOSED BLUE PROXY CARD.

If you have previously submitted a WHITE proxy card then your shares will be voted in accordance with your instructions with respect to the five directors indicated on the WHITE proxy card that remain on the Company’s slate of nominees for election to the Board (specifically Jerry D. Chase, John R. Rehfeld, Larry Sanders, Howard T. Slayen and Thomas M. Wittenschlaeger) and in accordance with your instructions with respect to each of the other matters set forth on the WHITE proxy card.

Only by returning the enclosed BLUE proxy card will your shares be voted in favor of all seven nominees on the current Company slate of directors. If you received only a Notice of Availability of Proxy Materials in the mail or via e-mail, if you have previously consented to receiving all materials via e-mail, we request that you review the materials available at www.proxyvote.com and vote for the new proposed slate of directors.

The Supplement describes whether and, where applicable, how your shares will be voted in the event you already voted on a proxy card previously supplied by the Company and do not submit a new vote using the enclosed BLUE proxy card.

Sincerely yours,

Lantronix Board of Directors

Irvine, California
December 1, 2010

LANTRONIX, INC.
167 TECHNOLOGY DRIVE
IRVINE, CALIFORNIA 92618

SUPPLEMENT
TO
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
to be held on December 15, 2010
at
The Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, California 92612

This supplement (this “Supplement”) supplements and amends the proxy statement dated November 5, 2010 (the “Proxy Statement”) of Lantronix, Inc. (the “Company”) furnished to holders of the Company’s common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 15, 2010, or any adjournment or postponement thereof.  The Annual Meeting will be held at The Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, at 9:00 a.m. local time.  The record date for the determination of the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is October 26, 2010, which is the same record date specified in the Proxy Statement.  The Notice of Annual Meeting of Stockholders, Proxy Statement, Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), Proxy, letter to stockholders and Form 10-K, were first made available on or about November 5, 2010, to all stockholders entitled to vote at the Annual Meeting.  In this Supplement and in the Proxy Statement, we refer to the fiscal year ended June 30, 2010 as the 2010 fiscal year.  This Supplement, which should be read in conjunction with the Proxy Statement, is first being mailed to stockholders on or about December 1, 2010.

On November 29, 2010, the Company and TLI entered into an agreement (the “Settlement Agreement”) to settle the proxy contest regarding the election of directors to the Board at the Annual Meeting.  Under the terms of the Settlement Agreement, the Company has agreed to nominate two of TLI’s candidates, Bernhard Bruscha (currently serving as a director) and Hoshi Printer (to serve as a new director).  Mr. Bruscha has been the Company’s largest stockholder, with beneficial ownership of approximately 38% of its outstanding Common Stock as of the Record Date.  Mr. Bruscha is also Managing Director of TLI.  Mr. Printer has four decades of general and financial management experience, including serving as the Chief Financial Officer for several successful technology companies.  Messrs. Bruscha and Printer will be nominated to serve a term expiring at the Company’s 2011 Annual Meeting of the Stockholders (the “2011 Annual Meeting”) or upon the election and qualification of their successors. Messrs. Bruscha and Printer will be added to the Company’s slate of the following continuing directors:  Jerry D. Chase, John R. Rehfeld, Larry Sanders, Howard Slayen and Thomas M. Wittenschlaeger.  For additional information regarding the Settlement Agreement, refer to the section below captioned “Background.”

The BLUE proxy card enclosed with this Supplement differs from the WHITE proxy card previously furnished to you with the Proxy Statement in that the enclosed BLUE proxy card includes the name of Messrs. Bruscha and Printer in addition to the names of Messrs. Chase, Rehfeld, Sanders, Slayen and Wittenschlaeger, but no longer includes the name of Mr. Solomon.  Thus, if you wish to vote with respect to all seven of the nominees, please vote on the revised BLUE proxy card enclosed with this Supplement.  The Board recommends that you vote FOR each of the nominees.

Stockholders are urged to vote promptly using the enclosed BLUE proxy card.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise of the vote by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

For additional information regarding voting of your shares, please refer to the section below captioned “Voting of Proxies.”

Background

In August, 2010, the Company received a notice (“Notice”) from TLI, an entity controlled by Bernhard Bruscha, a current director of the Company, of its intent to nominate Mr. Bruscha, Mr. Hoshi Printer and Mr. Frederick G. Thiel for election as directors at the Annual Meeting.  TLI notified the Company of its intent to deliver a proxy statement in a form of proxy to holders of a number of Company voting shares reasonably believed by TLI to be necessary to elect the three (3) proposed nominees and, on October 13, 2010, TLI filed a preliminary proxy statement with the SEC soliciting votes for its nominees, Messrs. Bruscha, Printer and Thiel.

In September 2010, the Board determined to nominate six incumbent directors (Lewis Solomon, Jerry D. Chase, John R. Rehfeld, Larry Sanders, Howard T. Slayen, and Thomas M. Wittenschlaeger) at the Annual Meeting to fill six (6) of the nine (9) authorized seats on the Board.  The Company filed a preliminary proxy statement with the SEC on October 7, 2010 setting forth its nominees.  With respect to the remaining three (3) seats available on the Board, the Company did not endorse or reject TLI’s three (3) nominees and indicated in the Company’s proxy that the nominees would be seated if duly nominated and elected in accordance with the Company’s bylaws.  It was further noted in the Company’s proxy statement that in the event the three (3) seats were left vacant, the Company intended to consider seeking and retaining for the Board in the future individuals with experience and expertise, including relevant industry knowledge, as directors of the Company.

On November 29, 2010, as described above, the Company and TLI entered into the Settlement Agreement, pursuant to which, among other things:

•	the Company agreed to reduce its six (6) nominees to the Board to five (5) including Mr. Chase, Mr. Rehfeld, Mr. Sanders, Mr. Slayen and Mr. Wittenschlaeger;

•	the Company agreed to add Mssrs. Bruscha and Printer to the slate of director nominees, resulting in a combined slate of seven (7) nominees to serve on the Board for a term to expire in 2011;

•	the Company agreed to set the number of authorized directors at seven (7) for the term of the Settlement Agreement (as set forth below);

•
the Company agreed that, at the 2011 Annual Meeting of stockholders, the Company shall nominate seven (7) persons for election to the Board, of which TLI shall be entitled to nominate three (3) members; provided, however, that in the event TLI’s beneficial ownership of the Company’s Common Stock is less than 31% but greater than 28% of the outstanding Common Stock, TLI shall be entitled to nominate two (2) members; if TLI’s beneficial ownership is equal to or less than 28% but greater than 14% TLI shall be entitled to nominate one (1) member and if TLI’s beneficial ownership is equal to or less than 14%, TLI shall not be entitled to nominate a member to the Board;

•	TLI agreed to vote its shares of Company Common Stock in support of the revised slate of directors and the other matters to be voted upon as set forth on the BLUE proxy card for the Annual Meeting;

•
TLI further agreed, during the term of the Settlement Agreement, not to, among other things and subject to certain exceptions: (i) acquire additional voting securities, (ii) make, initiate or submit any proposal to the Company’s stockholders not supported by a majority of the Board or otherwise solicit proxies to vote from Company stockholders, (iii) make any public announcement with respect to or submit a proposal for or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; (v) enter into any voting agreement with respect to any Company capital stock; or (vi) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (i) through (vi) above; and

•
the Settlement Agreement will terminate on the earlier of (i) the date immediately following the Company’s 2011 Annual Meeting of Stockholders, (ii) the fifteen month anniversary of the date of the Settlement Agreement, (iii) the mutual agreement of TLI and the Company, or (iv) in the event Bernhard Bruscha ceases to own or control a majority in interest of TLI.

In connection with the settlement, Board Chairman Lewis Solomon notified the Company that he did not intend to stand for re-election to the Board at the Annual Meeting and announced his retirement from the Board, effective as of the conclusion of the Annual Meeting.  Mr. Solomon has served as a director since May 2008.  A new Board Chairman will be determined following the Annual Meeting at the Board’s first regularly scheduled meeting.  In addition, Mr. Bruscha has resigned from the Company’s Nominating and Corporate Governance Committee and has notified the Company that he will not seek appointment to the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.

The Company filed a complete copy of the Settlement Agreement with the SEC on November 30, 2010 as Exhibit 10.1 to its Current Report on Form 8-K.  The Settlement Agreement contains additional terms to those summarized above.  The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

ELECTION OF DIRECTORS

The Company’s Board of Directors will consist of seven (7) directors to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified.  Each of the nominees for election at the Annual Meeting, other than Mr. Printer, is a current director of the Company.  Certain information concerning each of the nominees is set forth below:

Director Nominees

Jerry D. Chase has served as our President and Chief Executive Officer and director since February 2008.  From September 2004 to July 2007, Mr. Chase was President, Chief Executive Officer and a board member for Terayon Communication Systems, a public cable, telecom and satellite supplier of digital video networking applications.  From 2001 to August 2004, Mr. Chase served as the Chairman and Chief Executive Officer of Thales Broadcast & Multimedia (“TBM”), a telecom and test equipment supplier, and from 1998 to 2001 he was President and Chief Executive Officer of the U.S. subsidiary of TBM.  Mr. Chase began his career as a Pilot and Operations Officer in the U.S. Marine Corps, where he built a strong foundation for leadership, process and crisis management.  Following the Marine Corps, he attended Harvard Business School, where he received his MBA and graduated with honors.  Mr. Chase’s experience as a CEO in the telecom and technology sector as well as his diverse leadership background provides him with the skills and qualifications to serve on our Board of Directors.

John Rehfeld has been a member of our Board of Directors since May 2010.  Mr. Rehfeld is currently on the Board of Directors of ADC Telecom (NASDAQ: ADCT), a provider of network infrastructure solutions, Local.com Corporation (NASDAQ: LOCM), a local search engine provider, Overtone, a privately held company that monitors company-hosted online forums and feedback platforms, and Enkeboll Design, a privately held company.  Mr. Rehfeld most recently served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001.  From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc.  He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995.  Mr. Rehfeld is also the Chairman Emeritus of the Forum of Corporate Directors in Orange County, California.  Mr. Rehfeld’s over 30 years of executive experience in high growth industries, including prior experience as a Chief Executive Officer of a number of companies; prior and current experience serving as a director of a number of public and private companies; and a distinguished educational background, including a Masters of Business Administration degree from Harvard University and a Bachelor of Science degree in Chemical Engineering from the University of Minnesota, as well as his current positions as adjunct professor of marketing and strategy for the Executive MBA Programs at Pepperdine and the University of San Diego, provide him with the skills and qualifications to serve on our Board of Directors.  During the past five years, Mr. Rehfeld has served on the Board of Directors of ADC Telecom (2004 to present) and Local.com (2005 to present).

Larry Sanders has been a member of our Board of Directors since December 2007.  Mr. Sanders was a director at five companies prior to joining Lantronix and also serves on the boards of several civic and charitable organizations.  Mr. Sanders was previously the Chief Executive Officer of Sanera Systems, a startup storage networking company, that was acquired in 2003, from September 2002 to June 2003.  Prior to that, he held Chief Executive Officer positions at Crossroads Systems Corporation from 2000 to 2002 and Fujitsu Computer Products of America from 1995 to 1999.  Mr. Sanders moved to Singapore in 1994 to serve as Vice President, International for Conner Peripherals, a disk drive manufacturer.  From 1984 until 1993, Mr. Sanders held a number of senior management positions, including Senior Vice President of Sales and Marketing and Group President, at Calcomp, a wholly owned subsidiary company of Lockheed Corporation.  Mr. Sanders began his career with IBM Corporation, where he worked for 13 years and held a number of sales, marketing and general management positions.  Mr. Sanders has 9 years of CEO experience and his past service as a director of three public and three private companies provide him with the experience to be an effective board member.  His extensive background in sales and marketing provides functional expertise in those areas for the Company.  During the past five years, Mr. Sanders has served on the Board of Directors of Xantrex Technology, Inc (2005 to 2009).

Howard T. Slayen has been a member of our Board of Directors since August 2000.  From June 2001 to the present, Mr. Slayen has been providing independent financial consulting services to various organizations and clients.  From September 1999 to May 2001, Mr. Slayen was Executive Vice President and Chief Financial Officer of Quaartz Inc., a web-hosted communications business.  From 1971 to September 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner.  During his over 30 years of professional service, Mr. Slayen served primarily high technology companies located in Silicon Valley.  His expertise is broad, covering subject matter including taxation (domestic, international, and state and local), mergers and acquisitions (tax and accounting structuring, due diligence, valuations), compensation (tax and accounting structuring and consequences), and financing.  His clients while at PricewaterhouseCoopers included some of the largest technology companies (AT&T, Cisco, Lucent, Pacific Telesis).  He also had engagement responsibility for some of the most prominent venture capital firms including Kleiner, Perkins, Caufield & Byers; Summit Partners; U.S. Venture Partners; and Interwest Partners.  During his career he was a frequent speaker on both technical and business issues before numerous professional groups.  He was a licensed member of the State Bar of California as well as a Certified Public Accountant which gives him a unique perspective on the business and technical issues.  Mr. Slayen’s financial and executive experience provides him with the skills and qualifications to serve on our Board of Directors.  During the past five years, Mr. Slayen has served on the Board of Directors of Aehr Test Systems (2008 to present), Netopia, Inc. (2003 to 2007) and Quark BioPharmaceutical (2007 to 2008) as well as several private companies.  He also serves on the boards of directors of the not-for-profit organizations Child Advocates of Silicon Valley (2006 to present) and Jewish Family and Children Services of San Francisco (2008 to 2009).

Thomas M. Wittenschlaeger has been a member of our Board of Directors since September 2007.  Since March 2004, Mr. Wittenschlaeger has served as Chairman and chief Executive Officer of Raptor Networks Technology, Inc.  Raptor Networks engages in the design, production and sale of standards-based, proprietary high-speed network (LAN) switching technologies.  From April 2001 to September 2003, Mr. Wittenschlaeger was Senior Vice President, Corporate Development and Chief Technology Officer of Personnel Group of America, Inc., later renamed Venturi Partners, Inc., a provider of information technology and professional staffing services nationwide.  Prior to joining Personnel Group of America, Mr. Wittenschlaeger spent 16 years at General Motors Hughes Electronics in a variety of positions.  He is a graduate of the United States Naval Academy and served on nuclear attack submarines in the Pacific theatre.  Mr. Wittenschlaeger’s current experience as CEO of Raptor Networks and his prior experience as an executive in the technology industry provides him with the skills and qualifications to serve on our Board of Directors.

Bernhard Bruscha has been a member of the Company’s Board of Directors since August 2007.  Mr. Bruscha served as Chairman of the Company’s Board of Directors from June 1989 to May 2002, and has been the Company’s largest stockholder, with beneficial ownership of approximately 38.5% of its outstanding Common Stock as of the Record Date.  Mr. Bruscha started his career in the 1970s, as one of three founding partners in a computer networking software company and for more than 20 years has successfully founded, grown and sold or merged several technology and other companies.  Since May 2002, Mr. Bruscha has served as Chairman of the Supervisory Board of transtec AG, a computer systems manufacturer and direct computer reseller and also is an active designer of software systems. Mr. Bruscha is also the sole owner and one of two Managing Directors of TL Investment GmbH and Managing Director of technovest alpha Gmbh located in Tübingen, Germany.  Mr. Bruscha is not on the board of any public company or any company registered as an investment company under the Investment Company Act of 1940.  Three international customers of the Company, transtec AG, barix AG and Lynx IT-Systeme GmbH (previously known as Triple Stor GmbH), are related parties of Lantronix due to common ownership by Mr. Bruscha, accounting for approximately 1% and 2% of our net revenues for the 2010 and 2009 fiscal years, respectively.  Mr. Bruscha’s business address is Biesingerstrasse 27, Tuebingen 72070, Germany.  As reflected in the biographical information summarized above, Mr. Bruscha has extensive business, managerial, executive and leadership experience in the technology industry, having founded several technology distribution and hardware companies.

Hoshi Printer has four decades of relevant general and financial management experience, including serving as chief financial officer for several successful technology companies including Autobytel, one of the largest online automotive marketplaces, Peerless Systems Corporation, an industry leader in embedded imaging systems, Neuron Data, developers of high-end, client-server, object- and web-oriented tools, Soane Technologies, an ophthalmic and bioscience business, and Catalytica, developers of pioneering environmental technology.  Mr. Printer spent a significant portion of the beginning of his career at Xerox Corporation, the world’s leading enterprise for business process and document management, where he spent a total of 17 years, the last six of which he served as Vice President of Finance for a large division of Xerox.  Mr. Printer has participated in three initial public offerings and has substantial experience in the financial management of public companies.  Since 2005, Mr. Printer has been a Chief Financial Officer consultant, including with Private Access, Inc., a technology company, from January 2010 to the present, with Trustin Technology LLC, a supply chain management solution provider, from April 2007 through February 2008, with Avamar Technologies, Inc., a provider of enterprise data protection software, from January 2006 through January 2007, and with Path 1 Network Technologies, a leader in the evolution of broadcast television over IP and now a division of IP Video Networks, Inc., from May 2005 through October 2005.  Mr. Printer was also engaged in business development with Tatum, LLC, a human capital solutions provider, from April 2008 through December 2009.  Mr. Printer was president of the Software Council of Southern California in 2003-2004, and has been a board member of the Forum for Corporate Directors for the last four years.  Mr. Printer holds B.S. degrees in both Mechanical and Electrical Engineering, an M.S. degree in Industrial Engineering, and an M.B.A. from the Stanford Business School.  Mr. Printer is not on the board of any public company or any company registered as an investment company under the Investment Company Act of 1940.   Mr. Printer’s extensive financial management experience in the technology industry provides him skills and qualifications to serve on our Board of Directors.

Current Directors who are not Nominees for Reelection

Curtis Brown has been a member of our Board of Directors since August 2007.  From February 2005 to January 2009, Mr. Brown served as Chief Technical Officer for Intelio Technologies, Inc., a networked remote management systems company.  From June 2001 to August 2004, Mr. Brown was Executive Vice President of Research and Development at Lantronix.  Mr. Brown is the inventor on a number of patents, including two of our patents pertaining to XPort® embedded device servers.   Mr. Brown has had a distinguished 30-year career of increasing responsibility in the electronics industry, working for such companies as Iomega Corporation, Hewlett-Packard Company, Connor Peripherals, Inc., Seagate Technology and Quantum Corporation.  Other than Lantronix, Mr. Brown has not served on the Board of Directors of another public company during the past five years.

Marcelo G. Lima has been a member of our Board of Directors since May, 2010.  Mr. Lima is currently the President and Chief Executive Officer of ImThera Medical, Inc. a privately funded, early-stage medical device company.  Mr. Lima has more than 25 years of experience in the medical industry, holding positions in engineering, marketing, business development, and general executive management. Previously, he was President of Visage Imaging, a subsidiary of Mercury Computer Systems.  He was Chief Executive Officer of Opsion Medical, and, prior to that, Vice President and General Manager for Kodak's Health Imaging unit in charge of the worldwide laser business.  Mr. Lima has also held management positions at Hewlett Packard Medical Products Group and Siemens Medical.  He started his career at Johnson & Johnson as a medical device software engineer.  Other than Lantronix, Mr. Lima has not served on the Board of Directors of another public company during the past five years.

Lewis Solomon has been a member of our Board of Directors since May 2008 and was elected Chairman of our Board of Directors in November 2008.  Mr. Solomon is currently Chairman of SCC Company, a consulting firm that specializes in technology.  Prior to founding SCC in July 1999, Mr. Solomon was Executive Vice President of Alan Patricof Associates (“APA”), an international venture fund with over $300 million in committed or invested capital, from October 1983 to March 1986.  While at APA, Mr. Solomon was the lead investor in many successful venture deals in the U.S. and was also active in its European investments.  During that period Mr. Solomon served as a director on numerous boards, including international boards, where the firm had made equity investments.  Mr. Solomon joined APA after a 14-year career at General Instrument Corporation (“GIC”).  At the time of his departure from GIC, Mr. Solomon was a Corporate Officer, Senior Vice President and Assistant to the CEO and also held a seat on GIC’s Operating Committee.  His principal responsibilities encompassed corporate strategy, worldwide sales and marketing development and interim general management turnaround assignments.  He also successfully started and managed a $30 million corporate venture capital fund designed to provide “a window on technology” for GIC.  Mr. Solomon began his GIC career as Vice President of Marketing for the semiconductor division and within two years was promoted to General Manager for that business unit.  Mr. Solomon’s experience as an executive in the technology sector, international experience as a director, as well as his experience as a board member for other companies, provides him with the skills and qualifications to serve on our Board of Directors.  During the past five years, Mr. Solomon has served on the Board of Directors and is currently the Chairman of the Board of both Anadigics, Inc. (NASDAQ: ANAD) (1995 to present) and Harmonic, Inc (NASDAQ: HLIT) (2002 to present).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE BOARD’S NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of October 26, 2010, by: (i) each person known by us to be the beneficial owner of more than 5% of our common stock based on filings pursuant to Sections 13(d) or (g) of the Exchange Act; (ii) each of our current directors and nominees for director; (iii) each of our executive officers set forth in the Summary Compensation Table; and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, the address for each person is 167 Technology Drive, Irvine, California 92618.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated in the footnotes to the table, and subject to community property laws, where applicable, the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of October 26, 2010, but excludes shares of common stock underlying options or warrants held by any other person.  Percentage of beneficial ownership is based on 10,422,161 shares of common stock outstanding as of October 26, 2010.

	Beneficial Ownership
Beneficial Owner Name	Number of Shares	Percentage Ownership
Greater than 5% Stockholders:
TL Investment GmbH, Biesingerstrasse 27, Tuebingen D-72072, Germany (1)	3,951,687	37.9%
Heartland Advisors, Inc./William J. Nasgovitz, 789 North Water St. Milwaukee, WI 53202 (2)	1,364,125	13.1%
Leviticus Partners LP, 60 East 42nd Street, Suite 901, New York, NY 10165 (3)	683,685	6.6%
Directors and Executive Officers:
Bernhard Bruscha, Director (1)	4,013,542	38.5%
Curtis Brown, Director (4)**	54,308	*
Marcelo G. Lima, Director**	–	*
John Rehfeld, Director	–	*
Larry Sanders, Director (5)	69,761	*
Howard T. Slayen, Director (6)	126,830	1.2%
Lewis Solomon, Director (7)**	55,631	*
Thomas M. Wittenschlaeger, Director (8)	61,855	*
Hoshi Printer, Nominee for Director	–	*
Jerry D. Chase, President and Chief Executive Officer (9)	150,477	1.4%
Reagan Y. Sakai, Chief Financial Officer and Secretary (10)	81,266	*
All current executive officers and directors as a group (10 persons)(11)	4,613,670	44.3%
________________
* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
** Not nominated by the Company for re-election
(1)
Includes 3,951,687 shares held by TL Investment GmbH of which Mr. Bruscha is sole owner.  Includes 61,855 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.

(2)
Based upon information contained in a Schedule 13G/A filed jointly by Heartland Advisors, Inc. and William J. Nasgovitz with the Securities Exchange Commission on February 10, 2010.  All of the shares may be deemed beneficially owned by both (i) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (ii) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.

(3)
Based upon information contained in a Schedule 13G filed jointly by Leviticus Partners, L.P., a Delaware limited partnership and AMH Equity, LLC, a New York limited liability company.  AMH Equity, is the general partner of Leviticus.

(4)	Includes 29,151 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(5)	Includes 65,178 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(6)	Includes 97,664 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(7)	Includes 55,631 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(8)	Includes 61,855 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(9)	Includes 109,181 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(10)	Includes 63,266 shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 26, 2010.
(11)
Includes an aggregate of 543,781 shares issuable upon exercise of stock options held by executive officers (172,447 options) and by non-officer directors (371,334 options) within 60 days of October 26, 2010.

Voting and Solicitation

The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by MacKenzie Partners, Inc. ("MacKenzie Partners"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation the materials to the beneficial owners of the common stock of the Company, and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company will be approximately $550,000, and that the total cash expenditures to date relating to the solicitation have been approximately $500,000. These estimates include fees for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, and distribution (in each case excluding the salaries and fees of officers and employees and excluding the costs normally expended for a solicitation of proxies in an uncontested election of directors).  The Company has retained MacKenzie Partners, who has assisted in the solicitation of proxies.  It is expected that the total fees paid to MacKenzie Partners will be approximately $100,000 (which amount is included in the estimate of total expenses above). It is anticipated that approximately 35 employees of MacKenzie Partners may solicit proxies.  We have also entered into a contract with MacKenzie Partners pursuant to which we have agreed to indemnify them against certain liabilities and expenses.

Voting of Proxies

If you wish to vote for the Company’s nominees, you may do so by voting on the BLUE proxy card enclosed with this Supplement. If you vote, or if you previously voted, on the WHITE proxy card previously furnished to you with the Proxy Statement, your shares will be voted in accordance with your instructions, except that no votes cast for Mr. Solomon will be counted.

Shares of Common Stock represented by properly executed proxy cards received by the Company (either electronically via the internet, by phone or via email) in time for the Annual Meeting will be voted in accordance with the choices specified in the proxies. If you are a stockholder of record, and you sign and return a BLUE proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors on all matters listed in the notice for the meeting, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the meeting. If you hold your shares in street name and do not provide your broker with voting instructions (including by returning a blank voting instruction card), your broker has discretion to vote your shares.

If you submitted or submit a BLUE proxy card, and do not revoke your proxy before it is voted at the Annual Meeting, your shares will be voted as indicated on that proxy card. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Other than the other matters to be voted upon at the Annual Meeting, as previously set forth in the Proxy Statement, the Board of Directors has not received valid notice of any other business that will be acted upon at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials as promptly as possible. If you choose to receive paper copies of your proxy materials, including the BLUE proxy card, please complete, sign and date the BLUE proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By Order of the Board of Directors

/s/ Jerry D. Chase

Jerry D. Chase
President and CEO

December 1, 2010

 M27887-PO1608

LANTRONIX, INC.
2010 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF LANTRONIX, INC.

The undersigned stockholder of LANTRONIX, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated November 5, 2010  and Proxy Supplement dated December 1, 2010, and hereby appoints Reagan Sakai and Sonya Bhatia Patel, proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lantronix, Inc. to be held on December 15, 2010 at 9:00 a.m., local time, at Irvine Marriott, 18000 Von Karman Avenue, Irvine, California, 92612, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be titled to vote if personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTOR, "FOR" THE APPROVAL OF THE 2010 STOCK INCENTIVE PLAN WHICH WOULD REPLACE THE EXPIRED 2000 STOCK PLAN AND RESERVE 1,350,000 SHARES OF OUR COMMON STOCK AS AVAILABLE FOR ISSUANCE UNDER THE 2010 STOCK INCENTIVE PLAN, "FOR" THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION REDUCING THE NUMBER OF COMMON SHARES AUTHORIZED FROM 200,000,000 TO 100,000,000, "FOR" THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING ON JUNE 30, 2011, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address
Changes/Comments: __________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

LANTRONIX, INC.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27887-PO1608	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following: 1. Election of Directors Nominees:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01) Bernhard Bruscha 02) Jerry D. Chase 03) John Rehfeld 07) Hoshi Printer	04) Larry Sanders 05) Howard T. Slayen 06) Thomas Wittenschlaeger

Vote on Proposals

The Board of Directors recommends a vote FOR the following proposal	For	Against	Abstain

2.  To approve the 2010 Stock Incentive Plan which would replace the expired 2000 Stock Plan and reserve 1,350,000 shares of our common stock as available for issuance under the 2010 Stock Incentive Plan.
	☐	☐	☐

3. To approve an amendment to our Certificate of Incorporation reducing the number of common shares authorized from 200,000,000 to 100,000,000.	☐	☐	☐

4. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date